UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 9, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 9, 2012, Empire Energy Corporation International issued a press release, as follows:

Bellevue #1 drilling plans underway & drill rig resources being secured, Terrex Seismic contract signed, permits in progress and Seismic trucks mobilized in Tasmania ready for survey. NBD Partners Energy signs USD$50m Convertible Loan Note option and Joint Venture and Management Agreements

LEAWOOD, Kan., Thursday, February, 9th, 2012 / -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) announces that its wholly owned subsidiary, Great South Land Minerals Limited (GSLM), has finalized and signed off on the Bellevue #1 Land Owner Access Agreement and the Variation to Certified Forest Practices Plan. The Drilling program can now recommence as soon as revised drilling plans are submitted and processed by Mineral Resources Tasmania. GSLM has been required to update and resubmit its 2008 operational drill plans to obtain approval. Once lodged, GSLM expect approval to be granted by Mineral Resources Tasmania within approximately 30 days.

Empire has finalized negotiations with a South Korean entity and is due to receive a payment of $100,000 to provide that entity with an option  to enter  into a $50 Million USD convertible Loan Note and Joint Venture and Management Agreement with NBD Partners Energy to pursue the GSLM drilling program.

Drilling is planned to commence on the Bellevue #1, Thunderbolt #1 and Mt Lloyd prospects on or before Monday, 2nd April, 2012, after concluding the Terrex seismic 2D survey (subject to permits issued) and drilling resources mobilized to site. The Bellevue #1 well has already been pre-collared to a total depth of 272m. 234m has already been drilled at width of 17.5 inches, with a 13 metre deep, 20 inch conductor, set in place during 2008. Drilling contractors are being secured and will be on standby, ready to mobilize the rigs, to meet the 2nd April, 2012 start date. The 234 metres of 13 3/8 inch threaded casing and well head have been purchased and are now in Tasmania in anticipation of being cemented in at Bellevue #1 site. Pectil Engineering Pty Ltd (Pectil) has been engaged to undertake the drill rig engineering assessment, mud logging and live feed broadcast of the operations which will be available 24hrs a day on Empire’s website which is currently under construction. It is intended that Pectil representatives will be based in Tasmania commencing next week. Work Programmes are also intended to be lodged with Mineral Resources Tasmania for additional drill holes on the Thunderbolt and Mt Lloyd Domes with the intent to execute this Australian Autumn (March-May 2012). The Bronte Park accommodation facility, owned by an Empire shareholder, has been tentatively booked and will act as a local centre for operations. The Mt Lloyd region, interpreted as a geological dome by Empire CEO Malcolm Bendall, has been eroded exposing in places Permian and Triassic coal measures as well as basal Permian sediments, which are within a few hundred metre drilling distance of the pre-Permian rocks that may contain commercial oil and gas.

Summer 2012 Seismic survey searching for oil, gas and coal within the Thunderbolt and Mt Lloyd domes

Terrex Seismic who conducted the 2001, 2006 and 2007 seismic programmes for GSLM has been contracted and mobilized to Tasmania and are ready to conduct the seismic survey, including the only structure within our current Exploration License (EL) 14/2009 not yet completely seismically defined, Mt Lloyd dome. The planned 2012 seismic program has the multiple role of defining the centre of the Mt Lloyd dome, for oil drilling operations, and in addition, will be used to explore for the presence and depth from surface of oil, gas, coal and coal bed methane, which have been traced on our previous Thunderbolt seismic surveys and which Empire now intends to receive the commercial benefit.

The original specification of the 1,400 kilometres of 2D onshore seismic surveys at a 20 metre geo-phone spacing (70,000 sonic drill holes), was specifically designed to help meet the Joint Ore Reserves Committee (JORC) 2004 code requirements (http://www.jorc.org/pdf/jorc2004) to provide interpretive data to define the oil, gas and coal potential resources and drilling which will provide points of observation for further economic assessment and may define resources and reserves. The planned drill holes on Bellevue, Thunderbolt and Mt Lloyd domes should intersect and confirm that the seismic strong reflector anomalies traced across the Tasmania basin, through previous surveys conducted by GSLM, are the Early Permian, Late Permian and Triassic coal measures. GSLM has engaged SEMF Pty Ltd to provide a review and update of the existing Onshore Seismic Survey Environmental Plan to enable permits to be issued for the acquisition of up to approximately 300 line kilometres of 2D seismic.

Empire is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”   “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: February 9, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer